Exhibit 99
March 14, 2008	Contacts: Rhonda Smith	Mike O’Brien
	Director	Vice President
	Banking & Investor Relations	Corp. Communications
	703-709-6895	703-709-6709
	rhonda.smith@nrucfc.coop	mike.obrien@nrucfc.coop

National Rural Utilities Cooperative Finance Corporation Renews Credit Agreement with Banks

Herndon, VA. On March 14, 2008, each of fifteen banks acknowledged performing an independent credit analysis of National Rural Utilities Cooperative Finance Corporation (“National Rural”) and committed to collectively provide $1,500 million of available revolving credit to National Rural for commercial paper back up and general corporate purposes.  National Rural entered into a $1,500 million 364-day agreement that expires on March 13, 2009 with a syndicate of fifteen banks. The Bank of Nova Scotia, N.A. is the administrative agent on the March 14, 2008 364-day facility.

Any amount outstanding under the March 14, 2008 364-day credit facility may be converted to a one-year term loan at maturity.  National Rural’s five-year credit agreements totaling $1,025 million dated March 22, 2006 and $1,125 million dated March 16, 2007, are still in effect and expire on March 22, 2011 and March 16, 2012, respectively.  The three facilities combined provide borrowing capacity of $3,650 million.

All three of the credit agreements require National Rural to comply with maximum leverage and minimum times interest earned ratio covenants as defined in the agreements. National Rural is in compliance with the covenants on all of the agreements.  None of the agreements contain a material adverse change provision.  If National Rural were to borrow funds under any of the agreements, it would be required to repay the amount borrowed plus interest at variable rates that are specified in the agreements.  National Rural has not borrowed under any of the three facilities.

On March 14, 2008, National Rural terminated the existing $1,125 million 364-day revolving credit agreement which was scheduled to expire March 14, 2008.

National Rural continues to evidence adequate liquidity including access to the dealer commercial paper market. As of March 13, 2008, National Rural had approximately $1 billion of dealer commercial paper outstanding and $1.7 billion of commercial paper issued directly to its members.

National Rural’s loan and guarantee portfolio has continued to exhibit stable performance fiscal year to date.  There have been no new significant changes in the credit quality of the portfolio since reported second quarter end November 30, 2007. At February 29, 2008, National Rural is the guarantor on $224 million of auction rate tax-exempt bonds, including $106 million of Gulf Opportunity Zone bonds, for which it has not had to fund under the guarantees.  National Rural is not the liquidity provider on these bonds.  In addition, it is estimated that electric cooperatives have an additional aggregate $917 million in auction rate securities that are not guaranteed by National Rural.  There is no current impact on National Rural’s financial position related to the auction rate bonds that it guarantees.  While the cooperatives that issued the auction rate tax-exempt bonds are paying high interest rates, this is not anticipated to have a significant impact on the cooperatives financial position.

National Rural’s Chief Financial Officer, Steven Lilly, held an investor call at noon E.S.T. on March 14, 2008 to provide an update on fiscal year to date performance.  A replay of the call is available until March 31, 2008 by dialing 877-919-4059, followed by access code: 65421744.

National Rural is a not-for-profit finance cooperative that serves the nation’s rural utility systems, the majority of which are electric cooperatives and their subsidiaries. With approximately $18 billion in assets, National Rural provides its member-owners with an assured source of low-cost capital and state-of-the-art financial products and services.

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